Exhibit 99.2

May 27, 2005

Aether Systems, Inc.
621 E. Pratt Street
Suite 601
Baltimore, MD 21202

Ladies and Gentlemen:

          You have requested our opinion as to certain matters of Delaware law in connection with the (the “Merger”) of Aether Systems, Inc. (the “Company”), a Delaware corporation, with and into Aether Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Aether Holdings, Inc. (“Holdings”), a Delaware corporation and a wholly owned subsidiary of the Company. In connection with your request for our opinion, you have provided to us and we have reviewed the certificate of incorporation and bylaws of Holdings, each as amended to date, and the Agreement and Plan of Reorganization by and among the Company, Merger Sub and Holdings, dated as of May 4, 2005. We have not reviewed any other documents or instruments in connection with your request, and have assumed that nothing contained in any such document that we have not reviewed is contrary to or inconsistent with the opinions expressed herein.

Aether Systems, Inc.
May 27, 2005

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the certificate of incorporation of Holdings (the “Holdings Charter”).

          Specifically, you have requested our opinion whether certain provisions of Article THIRTEENTH (“Article THIRTEENTH”) of the Holdings Charter, which purport to restrict the ownership of certain percentages of Corporation Securities, and to restrict certain Transfers thereof, will be valid following the effectiveness of the Merger. The purpose of the Merger, and of Article THIRTEENTH, is to enable Holdings, as the successor in interest to the Company, to preserve the Tax Benefits to which the Company is or may be entitled pursuant to the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”). In the Merger, each outstanding share of Common Stock of the Company, par value $.01 per share (the “Company Common Stock”) will be converted into the right to receive one share of Common Stock, par value $.01 per share, of Holdings (the “Holdings Common Stock”) and will be exchanged therefor upon the surrender of the certificates representing the shares of the Company Common Stock so converted.

          In connection with your request, we have assumed that: (1) the Merger will receive the requisite director and stockholder approvals, and will be otherwise effected in accordance with Delaware law; (2) certificates representing Holdings Common Stock will be issued to persons who were holders of Company Common Stock at the effective time of the Merger (the “Effective Time”) and to any person who becomes an owner of stock following the Merger, such certificates to bear a conspicuous legend noting the Restrictions (as such term is defined below) and we express no opinion with respect to the effect of the Restrictions on any

Aether Systems, Inc.
May 27, 2005

holder of Company Common Stock at the Effective Time prior to the issuance of such certificates; (3) that a majority of the board of directors of the Company (the “Board”) that recommended the Merger did not have any interest in the Merger that is different from or in addition to the interests of the stockholders of the Company and that the Board, based on an adequately thorough and careful investigation of the relevant facts, has determined in good faith that (a) the Merger is in the best interests of the Company and its stockholders, (b) the protection of the Tax Benefits is in the best interests of the Company and all of its stockholders, and (c) such protection can be best provided by imposing the Restrictions upon all stockholders; and (4) that the Restrictions are reasonably necessary in order to preserve the Tax Benefits. We have also assumed that if a court were to apply the enhanced scrutiny applied to “defensive measures” under the Delaware Supreme Court’s decision in Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (1986), such court would find that the Merger was a reasonable response to threats to corporate policy and effectiveness that have been determined by the Board to exist in connection with the possible loss of the Tax Benefits based on such investigation.1

          We have not considered, and express no opinion concerning, the manner in which a court applying Delaware law would interpret or apply the following provisions of Article THIRTEENTH with respect to which our opinion relates: (1) a Transfer that is part of a series of Transfers, as provided for in Section 13.2; (2) the penultimate sentence of Section 13.7; or (3)

[1]	We express no view as to whether a court would in fact apply such enhanced scrutiny to the Merger.

Aether Systems, Inc.
May 27, 2005

the last sentence of Section 13.8. This opinion addresses only restrictions on transfers, and forced sales, of ownership interests in Holdings Common Stock and not interests in other securities, such as options or warrants to purchase Holdings Common Stock, or Transfers of securities of other corporations or other entities that are subject to the terms of certain of the Restrictions.

          Based upon and subject to the foregoing, and limited in all respects to matters of Delaware corporate law, it is our opinion that the prohibitions and provisions set forth in Sections 13.2, 13.3(a), 13.5(a), 13.6, 13.7 (except as set forth above), and 13.8 (except as set forth above) of Article THIRTEENTH (the “Restrictions”) will be valid and enforceable in accordance with their terms against all persons who receive shares of Holdings Common Stock in the Merger and against all other holders of Holdings Common Stock issued after the Merger and, in each case, their subsequent transferees and purported transferees, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights and remedies, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

I. THE RESTRICTIONS.

          The general restriction on the transfer and ownership imposed by Article THIRTEENTH is set forth in Section 13.2 thereof. That provision prohibits the Transfer of Corporation Securities (1) if the transferor is a Five-Percent Shareholder or (2) to the extent that, as

Aether Systems, Inc.
May 27, 2005

a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or group of Persons shall become a Five-Percent Shareholder2 or (b) the Percentage Stock Ownership interest in the Company of any Five-Percent Shareholder shall be increased. “Corporation Securities” is defined broadly to include any direct or indirect ownership interest in the Company, whether such interest is created or issued before or after the Merger. “Transfer” is defined broadly to include not only what would ordinarily be thought of as direct and indirect and voluntary and involuntary transfers of securities of the Company, but also any sale, transfer, assignment, pledge or other disposition, or any other action that alters that Percentage Stock Ownership of any Person or group in Corporation Securities.

          Article THIRTEENTH provides that purported Transfers of Stock prohibited thereby shall be “void ab initio” and ineffective to transfer ownership thereof, and, in the case of certain such purported Transfers, requires the Purported Transferee to transfer the Excess Securities, and any Prohibited Distributions thereon, to the Company’s agent (the “Agent”) for disposal to a person to whom the transfer of such securities is not prohibited. The proceeds of such sale and any Prohibited Distributions are to be used first to pay the Agent’s expenses, and any excess is to be paid to the Purported Transferee, up to the amount paid by such person for the Prohibited Shares (or the fair market value of the Excess Securities at the time of the original transfer if they were acquired by gift, inheritance or any similar transaction). Any remaining sale proceeds are to be paid to a

[2]	“Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Company pursuant to Treasury Regulation § 1.382-2T(g).

Aether Systems, Inc.
May 27, 2005

charitable organization selected by the Board of Directors. If the Purported Transferee has sold the Excess Securities, the Purported Transferee is required to pay to the Agent the proceeds of the sale and any Prohibited Distributions, and the proceeds and any Prohibited Distributions are to be allocated in the same manner as the proceeds generated by the Agent’s sale of Excess Securities. In the case of Transfers that would cause a Five-Percent Shareholder to violate a restriction on Transfers, but that do not involve a transfer of Securities (i.e., securities of the Company) under the Delaware General Corporation Law (the “DGCL”), the Person or Persons whose ownership of Securities is attributed to such Five-Percent Shareholder shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities to cause such Five-Percent Shareholder not to be in violation of Article THIRTEENTH. This provision is intended primarily to address the enforcement of Article THIRTEENTH in connection with transfers of ownership interests of entities other than the Company.

          The restrictions imposed by Article THIRTEENTH are to expire (the “Expiration Date”) at the beginning of the taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Article THIRTEENTH.

Aether Systems, Inc.
May 27, 2005

II. THE RELEVANT AUTHORITIES.

A.	Section 202 Of The DGCL And The Other Delaware Authorities Relevant To Transfer And To Ownership Restrictions And Forced Transfer Provisions.

                           The authority of a Delaware corporation to impose restrictions on the transfer and ownership percentages of its securities is set forth in Section 202, which provides that:

          (a) A written restriction or restrictions on the transfer or registration of transfer of a security of a corporation, or on the amount of the corporation’s securities that may be owned by any person or group of persons, if permitted by this section and noted conspicuously on the certificate or certificates representing the security or securities so restricted or, in the case of uncertificated shares, contained in the notice or notices sent pursuant to subsection (f) of §151 of this title, may be enforced against the holder of the restricted security or securities or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder. Unless noted conspicuously on the certificate or certificates representing the security or securities so restricted or, in the case of uncertificated shares, contained in the notice or notices sent pursuant to subsection (f) of §151 of this title, a restriction, even though permitted by this section, is ineffective except against a person with actual knowledge of the restriction.

          (b) A restriction on the transfer or registration of transfer of securities of a corporation, or on the amount of a corporation’s securities that may be owned by any person or group of persons, may be imposed by the certificate of incorporation or by the bylaws or by an agreement among any number of security holders or among such holders and the corporation. No restrictions so imposed shall be binding with respect to securities issued prior to the adoption of the restriction unless the holders of the securities are parties to an agreement or voted in favor of the restriction.

          (c) A restriction on the transfer or registration of transfer of securities of a corporation or on the amount of such securities that may be owned by any person or group of persons is permitted by this section if it:

Aether Systems, Inc.
May 27, 2005

               (1) Obligates the holder of the restricted securities to offer to the corporation or to any other holders of securities of the corporation or to any other person or to any combination of the foregoing, a prior opportunity, to be exercised within a reasonable time, to acquire the restricted securities; or

               (2) Obligates the corporation or any holder of securities of the corporation or any other person or any combination of the foregoing, to purchase the securities which are the subject of an agreement respecting the purchase and sale of the restricted securities; or

               (3) Requires the corporation or the holders of any class or series of securities of the corporation to consent to any proposed transfer of the restricted securities or to approve the proposed transferee of the restricted securities, or to approve the amount of securities of the corporation that may be owned by an person or group of persons; or

               (4) Obligates the holder of the restricted securities to sell or transfer an amount of restricted securities to the corporation or to any other holders of securities of the corporation or to any other person or to any combination of the foregoing, or causes or results in the automatic sale or transfer of an amount of restricted securities to the corporation or to any other holders of securities of the corporation or to any other person or to any combination of the foregoing; or

               (5) Prohibits or restricts the transfer of the restricted securities to, or the ownership of restricted securities by, designated persons or classes of persons or groups of persons, and such designation is not manifestly unreasonable.

Aether Systems, Inc.
May 27, 2005

          (d) Any restriction on the transfer or the registration of transfer of the securities of a corporation, or on the amount of securities of a corporation that may be owned by a person or group of persons, for any of the following purposes shall be conclusively presumed to be for a reasonable purpose:

               (1) maintaining any local, state, federal, or foreign tax advantage to the corporation or its stockholders, including without limitation (i) maintaining the corporation’s status as an electing small business corporation under subchapter S of the United States Internal Revenue Code [26 U.S.C.A. §1371 et seq.], or (ii) maintaining or preserving any tax attribute (including without limitation net operating losses), or (iii) qualifying or maintaining the qualification of the corporation as a real estate investment trust pursuant to the United States Internal Revenue Code or regulations adopted pursuant to the United States Internal Revenue Code, or

               (2) maintaining any statutory or regulatory advantage or complying with any statutory or regulatory requirements under applicable local, state, federal, or foreign law.

          (e) Any other lawful restriction on transfer or registration of transfer of securities, or on the amount of securities that may be owned by any person or group of persons, is permitted by this section.

                     Section 202 was enacted in 1967 as part of the general revision of the DGCL. Prior to that time, the validity of restraints on the alienability of stock had been addressed in only three modern cases. Lawson v. Household Finance Corp., 152 A. 723 (Del. 1930); Greene v. E.H. Rollins & Sons, Inc., 2 A.2d 249 (Del. Ch. 1938); Tracey v. Franklin, 57 A.2d 56 (Del. 1949). See also M’Dowell v. Bank of Wilmington & Brandywine, 1 Harr. 27 (Del. Super. 1832). Those cases established that reasonable restrictions on transfer, and, under the Greene opinion, reasonable

Aether Systems, Inc.
May 27, 2005

requirements that stockholders dispose of shares, are permitted by Delaware law. On July 1, 1999, the DGCL was amended (the “1999 Amendments”) to clarify, among other things, that the statute was intended to authorize restrictions that preserved NOLs.

     In Lawson v. Household Finance Corp., 152 A. 723 (Del. 1930), the Delaware Supreme Court affirmed the holding of the Delaware Court of Chancery enforcing a provision in a certificate of incorporation that granted to Household a right of first refusal to purchase shares of a class of stock that had been issued to Household’s employees. In doing so, the court laid down the following rule governing the permissibility of restrictions on transfer:

We think that reasonable restrictions upon the transfer of stock of a corporation, such as are necessary and convenient to the attainment of the objects for which the corporation was incorporated, . . . are valid and are within the powers delegated to corporations by our General Corporation Law.

The court found the transfer restriction at issue to be reasonably related to the purpose of attracting and retaining “trained, competent and honest persons who can always be depended upon to protect the company’s interests.” Id. at 726. In so doing, the court found it important that the restriction did not absolutely preclude transfers but only provided for a right of first refusal.

     The next case to discuss the permissible limits of restrictions on transfer was Greene v. E.H. Rollins & Sons, Inc., 2 A.2d 249 (Del. Ch. 1938). That case involved a challenge to a certificate of incorporation provision giving the corporation an absolute right to repurchase, upon demand, certain shares of its outstanding stock. The Court of Chancery reviewed Lawson and reaffirmed its holding that a partial restraint on alienation is not invalid if it is reasonably necessary to advance the corporation’s welfare or promote its business success. However, applying the

Aether Systems, Inc.
May 27, 2005

principles enunciated in Lawson to the case before it, the Court voided the compulsory sale provision, concluding, first, that the purpose of the provision — to permit the board to forcibly expel stockholders it deemed “unsuitable” or injurious to stockholder “harmony” — was not an acceptable corporate purpose and, second, that the provision was, in its practical effect, an absolute prohibition on the alienability of the shares to anyone other than the corporation and, accordingly, was not reasonable.

     The final pre-1967 case dealing with restrictions on transfer was Tracey v. Franklin, 67 A.2d 56 (Del. 1949). In that case, the Delaware Supreme Court found invalid an absolute restriction on the transfer of interests in a voting trust imposed by an agreement between the two stockholders who were parties to the voting trust. The court found in the agreement and the circumstances surrounding its adoption “no specification of any particular purpose, so far as the restraints in question are concerned, to benefit the corporation, or other stockholders of the same class, or to do otherwise than to solidify ownership in the parties themselves.” Id. at 60. A purpose of “solidifying ownership” was not “legally sufficient” to justify such an absolute restraint on alienation.

     In enacting Section 202, the Delaware legislature confirmed the basic premise of these pre-1967 cases that reasonable restraints on the transferability of securities are permissible. The statute also addressed the issues of (1) how a restriction on transfer must be imposed and (2) the form that such restrictions may take. Thus, for a restriction on transfer to be generally enforceable Section 202(a) requires that it be in writing and be “noted conspicuously” on the certificate representing the shares subject to the restriction or in the notice of transfer sent to a transferee of

Aether Systems, Inc.
May 27, 2005

uncertificated shares.3 Subsection (b) of Section 202 permits a transfer restriction to be imposed either in the certificate of incorporation or bylaws of a corporation or by an agreement among stockholders or between stockholders and the corporation. However, a transfer restriction imposed subsequent to the issuance of restricted securities may not be enforced against any stockholder who did not vote for or otherwise agree to the restriction. By negative implication, this provision suggests that a transfer restriction in existence prior to the issuance of the securities subject thereto may be imposed against all the holders thereof, regardless of whether they approved the imposition of the restriction. Cf. Shields v. Shields, 498 A.2d 161 (Del. Ch.), appeal denied, 497 A.2d 791 (Del. 1985) (transfer restriction properly removed through merger of parent corporation into its subsidiary).

     The 1999 Amendments made it clear that restrictions authorized by Section 202 could include restrictions on the percentage ownership of securities owned by any person or group of persons. The 1999 Amendments also expressly authorize restrictions that obligate the holders of restricted securities to transfer such securities or that cause or result in the automatic sale or transfer of such securities. See 8 Del. C. § 202(c)(4). In addition, the amendment specifically states that the preservation of the tax advantages attributable to net operating losses are conclusively presumed to constitute a reasonable purpose for imposing restrictions on transfer or on ownership.

B.	The Substantive Validity Of The Restrictions Under Section 202 And The Other Authorities.

[3]	In the absence of a conspicuous legend, the restriction on transfer may not be enforced except against a person with actual knowledge thereof.

Aether Systems, Inc.
May 27, 2005

     The Delaware Court of Chancery has held that the enactment of Section 202(c) does not constitute a legislative determination that the types of transfer restrictions set forth therein are reasonable in all circumstances. See Mitchell Associates, Inc. v. Mitchell, C.A. No. 6064 (Del. Ch. Dec. 5, 1980) (finding a first refusal option reasonable in light of the purpose of maintaining choice in admitting new stockholders of a closely held corporation); Grynberg v. Burke, 378 A.2d 139 (Del. Ch. 1977) (reasonableness of restriction permitted under Section 202(c)(3) not determinable from the limited record before court); Fixman v. Diversified Indus., Inc., C.A. No. 4721, 1975 WL 1947 (Del. Ch. May 5, 1975) (finding that agreement restricting transfer of stock to particular company was valid and enforceable because restriction constituted a limited restraint on alienation and its purpose did not violate any rule or contravene public policy, such that the restriction was not “manifestly unreasonable”). But cf. St. Louis Union Trust Co. v. Merrill Lynch, Pierce, Fenner & Smith, Inc., 562 F.2d 1040 (8th Cir. 1977) (restrictions on transfer of the type set forth in Section 202(c) are presumptively reasonable).4

     In recent years, the Delaware Court of Chancery has

[4]	Although the Delaware courts have thus held that a common law reasonableness test applies even to the specific Section 202(c) categories, we note that at least one recognized authority has stated that Section 202 “went far beyond any other American statute” in validating a wide variety of stock transfer restrictions. Ward, Welch, & Turezyn, I Folk On The Delaware General Corporation Law, § 202.1 (4th ed. 1998) (hereinafter “Folk”). We note also that the Delaware Court of Chancery, in distinguishing a restriction on transfer which seemed to the court to be “exactly the situation envisioned by 8 Del. C. § 202(c)(2)” from the restriction that, prior to the adoption of Section 202, had been held invalid by the court in the Greene case, supra, quoted Professor Folk, saying that “[Section] 202, ‘going well beyond the scarce and often restrictive case law both in Delaware and elsewhere’, might well ‘validate even such a restriction’ as found in Greene.” Mitchell Associates, Inc. v. Mitchell, supra, slip op. at p. 7 (citing Folk, supra, (1st ed. 1972) at 198-199). The Mitchell court

(...continued)

Aether Systems, Inc.
May 27, 2005

continued to give effect to a variety of transfer restrictions after examining the reasonableness of the restriction at issue. See Agranoff v. Miller, C.A. No. 16795, 1999 WL 219650 (Del. Ch. April 9, 1999); Capano v. The Wilmington Country Club, C.A. No. 18037, 2001 Del. Ch. LEXIS 127 (Del. Ch. Oct. 31, 2001); The Capital Group Cos., Inc. v. Armour, C.A. No. 422-N, 2005 Del. Ch. LEXIS 38 (Del. Ch. March 15, 2005). Cf. Di Loreto v. Tiber Holding Co., C.A. No. 16564 (Del. Ch. June 29, 1999) (applying transfer restriction without evaluating reasonableness where reasonableness was not disputed). In Agranoff, the Court upheld a right of first refusal in a shareholder’s agreement against public policy challenges and found that the defendant did not satisfy its burden of proving the “unreasonableness of a restriction on the free transferability of shares.”5 Id. at *16. In Capano, the Court found that a bylaw requiring members of a corporate club to transfer their shares upon expulsion was reasonable in light of the corporation’s recreational and social purposes. The Court instructed that transfer restrictions are valid if “reasonably necessary to advance the corporation’s welfare or attain the objectives set forth in the corporate charter.” Id. at *32.6 Similarly, in Capital Group, the Court applied the common law reasonableness standard and held that a restriction on the transfer of shares to any non-employee of the corporation was valid. The Court instructed, however, that the scope of the reasonableness inquiry is limited. Id. at *33-34 (A “reviewing court should not excessively scrutinize the reasonableness of the restriction.”) (quoting Joslin, 948 F. Supp. at 631-32). The Capital Group Court stated that “[i]n light of the reluctance of our courts to invalidate stock restrictions, and the broad deference that should be given to the decisions of market participants to enter into such restrictions, the court holds that a deferential reasonableness inquiry is required when courts are asked to invalidate a stock transfer restriction.” Id. at *34-35. In Di Loreto, the

(...continued)

distinguished the Greene restriction but its discussion of the Section 202(c) categories suggests that in its view Section 202 introduced a presumption of reasonableness for transfer restrictions that fit within any of the Section 202(c) categories.

[5]	The Court warned, however, that an indefinite right of first refusal at a fixed price could violate public policy.

[6]	Non-Delaware courts have recognized the validity of a range of transfer restrictions under Delaware law. See, e.g., In re Hall, 731 A.2d 617 (Pa. Super. 1999) (holding that transfer restriction in bylaws that required transferor to offer stock to corporation prior to sale at book value (which was zero) and that obligated corporation to purchase stock upon a sale was enforceable); Kerrigan v. Merrill Lynch, 450 F. Supp. 639 (S.D.N.Y. 1978) (holding that charter provision granting corporation repurchase option on death of shareholder was

(...continued)

Aether Systems, Inc.
May 27, 2005

Court enforced a mandatory buyback provision in the charter and bylaws of a closely-held, family-owned corporation without evaluating its reasonableness where the validity of the restriction was not at issue7 but it noted that such a provision had the salutary effect of allowing two disgruntled family members to exit the company.

     Although Shields and Mitchell involved rights of first refusal rather than outright prohibitions on transfer to non-permitted transferees, DiLoreto and Fixman involved such absolute restrictions. Moreover, Shields and Mitchell, as well as Capano, upheld forced transfer provisions. These recent cases, in our opinion, demonstrate the Delaware courts’ general acceptance of significant restrictions on transfer so long as they satisfy the reasonableness standard. Significantly, under subsection (d) of Section 202, any transfer restriction that is imposed for the purpose of “maintaining any . . . tax advantage to the corporation, including . . . maintaining or preserving any tax attribute (including without limitation net operating losses). . . .” is conclusively presumed to be for a reasonable purpose.

     Turning to the substance of the Restrictions, we note that, as discussed above, the Restrictions generally (1) prohibit the transfer of securities to persons where such transfer would result in defined changes in the ownership of the restricted securities for the purposes of the Code

(...continued)

permitted by Section 202 and did not require the corporation to demonstrate proper business purpose); Joslin v. S’holder Servs. Group, 948 F. Supp. 627 (S.D.Tex. 1996) (voiding transfer of stock in violation of valid transfer restriction).

[7]	In Di Loreto, the manner in which the transfer restriction was imposed was at issue.

Aether Systems, Inc.
May 27, 2005

and (2) require transfers of securities of the Company in certain circumstances in order to insure that such changes in ownership percentages will not occur. Alternatively, the prohibitions may be analyzed as requiring prior Board approval of certain prohibited transfers. Under either interpretation, the prohibitions are expressly permitted by Section 202(c)(3) and Section 202(c)(5) and, as noted above, compulsory transfer provisions are expressly authorized under paragraph (4) of Section 202(c). As noted supra, we have assumed that both the transfer restrictions and the compulsory sale provisions are reasonably necessary to preserve the Tax Benefits. Under Section 202(d), that purpose is conclusively presumed to be reasonable. In our opinion, therefore, under either possible interpretation of the provisions at issue here, those provisions will satisfy the requirement, set forth in Section 202 and the cases interpreting it, that such a provision be a reasonable means of accomplishing a valid corporate purpose.

     C. The Validity Of The Manner Of Imposition Of The Restrictions.

          In our opinion, for the reasons discussed below, a court would find that the Restrictions may be imposed on all shares of Holdings Common Stock issued in the Merger. We understand, as described above, that the certificates representing the Holdings Common Stock issued in the Merger will conspicuously set forth a legend noting the Restrictions. The Merger will occur after creation of the Restrictions by the filing of the Holdings Charter with the Secretary of State. See 8 Del. C. § 202(b). Therefore, based on a literal reading of the requirements of Section 202 that a transfer restriction be adopted before the securities to be restricted are issued, the Restrictions should be binding on all holders of Holdings Common Stock issued in the Merger, even those holders who have not approved the Merger. Cf. St. Louis Union Trust Co., 562 F.2d

Aether Systems, Inc.
May 27, 2005

1040 (transfer restriction that existed in certificate of incorporation prior to issuance of any shares bound all holders of outstanding stock).

          We recognize that it could be argued that the Holdings Common Stock issued pursuant to the Merger will not constitute newly issued securities, but will simply represent continuing interests in the same entity.8 In our view, this argument is contrary to the meaning of “security” as used in Section 202 and interpreted in Joseph E. Seagrams & Sons, Inc. v. Conoco, Inc., 519 F. Supp. 506 (D. Del. 1981), where the Court was required to determine whether the term “security” referred to certificates representing stock or actual shares underlying such certificates. The court adopted the latter interpretation, holding that the restriction on transfer in question could “not be imposed on shares of capital stock of Conoco issued and outstanding before” the restrictions were imposed by a by-law amendment adopted by the board of directors. Id. at 514. Here, the shares of Holdings Common Stock will constitute new “shares of capital stock” that will be authorized but unissued prior to the Effective Time. See also B & H Warehouse, Inc. v. Atlas Van Lines, Inc., 490 F.2d 818, 826 (5th Cir. 1974) (transfer restriction would be valid if in place when stockholder “obtained” its stock).

          An analogous distinction between a share of stock and the share of stock into which it is converted in a merger was recognized in a Delaware case involving the removal of transfer

[8]	No such argument could be made with respect to the manner of imposition of the Restrictions on shares of Common Stock issued subsequent to the Merger. For that reason, this section of this opinion is relevant only to the imposition of transfer restrictions on the shares of Common Stock issued in the Merger, and not to transfer restrictions applicable to shares of Common Stock issued thereafter.

Aether Systems, Inc.
May 27, 2005

restrictions. See Shields v. Shields, 498 A.2d 161 (Del. Ch.), appeal denied, 497 A.2d 791 (Del. 1985). To remove the transfer restriction from its shares, the corporation was merged into a newly-created subsidiary, as the Company will be here, but the shares of the subsidiary were not subject to the transfer restriction, thus making the Shields facts the obverse, in effect, of the situation at issue here. The Court described the effect of the merger on the shares:

     At the moment a stock for stock merger is effective, the stock in a constituent corporation (other than the surviving corporation) ceases to exist legally. The subject matter of the stockholders’ agreement [that imposed the transfer restrictions at issue] thus vanishes, so to speak, at that point and its place is taken by a stock interest in another, distinct corporation. . . .

     The fact that a merger may have the effect of eliminating a class of corporate securities and thus legally mooting an unexercised power with respect to such security is neither shocking nor novel. Federal United Havender Corporation v. Havender, Del. Supr., 11 A.2d 331 (1940) established our law that mergers may affect “vested” rights such as the right in that case of preferred stockholders to receive unpaid accumulated dividends. . . .

     Here the effect of the merger was not so much the abolishment of a contract right but the mooting of it, since as a result of the merger the stock to which the right related disappeared by operation of law.

Shields, 498 A.2d at 167.

          The Court recognized that a transfer restriction could be drafted in such a way as to force the sale of “the new stock” (emphasis in original) acquired in the merger, but found that the stockholders’ agreement in question could not be so read. The Court’s emphasis upon conversion of stock into “new” stock “in another, distinct corporation” serves to underscore the newly issued status of stock issued on the conversion of shares of a disappearing corporation in a merger. See also B &

Aether Systems, Inc.
May 27, 2005

H Warehouse, Inc. v. Atlas Van Lines, Inc., supra. Accordingly, in our view, the Restrictions are fully applicable to all of the Holdings Common Stock issued upon conversion of the Company Common Stock in the Merger, regardless of whether the person to whom such stock is issued voted in favor of the Merger.9

          Our opinion that the Restrictions may be imposed upon stockholders who do not vote in favor of the Merger is not changed by the fact that the purpose of the Merger is, in part, to impose the Restrictions. The plaintiff in Shields argued that the sole director of the corporation breached his fiduciary duties to the plaintiff by approving the merger because the primary purpose of the merger was to remove the transfer restrictions. The Court assumed for purposes of its opinion that such was the purpose, but declined to find a breach of fiduciary duty as a result thereof. The Court found that it was not unreasonable for the board to conclude that it should remove the restrictions and then stated that the director’s decision to approve the merger would be tested under the business judgment rule because, it found, the board had not engaged in self-dealing in approving the merger. Id. at 170.

          Like the merger at issue in Shields, the Merger was proposed by the Board for the benefit of the Company’s stockholders. As we have assumed above, the Board determined that obtaining the Tax Benefits was in the best interests of the Company, and that such protection could be best provided by imposing the Restrictions. Accordingly, it appears to us that, as with the

[9]	Cf. Di Loreto, supra (holding that corporation was estopped from relying on Section 202 in challenge to the validity of a mandatory buyback provision with respect to shareholders who did not vote in favor of restriction where corporation had misled the shareholders).

Aether Systems, Inc.
May 27, 2005

removal of the restrictions in Shields, the imposition of the Restrictions here serves a valid corporate purpose, and that the holding in that case that no per se breach of fiduciary duty results from the directors’ approval of a merger for the sole purpose of changing transfer restrictions would apply equally to the Company and the Merger.

          We recognize that an argument can be made that the sole purpose of the Merger is to do indirectly what cannot be done directly by the amendment to the terms of the Company Common Stock and, therefore, that stockholders who do not vote in favor of the Merger should not be subject to the Restrictions. See Joseph E. Seagrams & Sons, Inc. v. Conoco Inc., 519 F. Supp. 506 (D. Del. 1981) (transfer restrictions imposed on outstanding shares by director-adopted by-law invalid); B & H Warehouse, supra, (amendment to certificate of incorporation imposing transfer restrictions not binding on stockholders who obtained shares prior to amendment). However, we do not believe such an argument would be successful. Delaware courts will, absent fraud, sustain acts of “independent legal significance” authorized by a particular provision of the DGCL against an attack that the result could not have been accomplished in a differently-structured transaction. Warner Communications Inc. v. Chris-Craft Industries, Inc., 583 A.2d 962 (Del. Ch.), aff’d mem., 567 A.2d 419 (Del. 1989); see Rothschild International Corp. v. Liggett Group Inc., 474 A.2d 133, 136 (Del. 1984); Hariton v. Arco Electronics, Inc., 188 A.2d 123 (Del. 1963); Orzeck v. Englehart, 192 A.2d 36 (Del. Ch.), aff’d, 195 A.2d 375 (Del. 1963); Federal United Corp. v. Havender, 11 A.2d 331 (Del. 1940). But cf. Bacine v. Scharffenberger, C.A. No. 7862 (Del. Ch. Dec. 11, 1984) (noting, in dicta, that there was “considerable logic” to proposition that merger of wholly-owned subsidiary could constitute sale of parent corporation’s assets under statute requiring stockholder approval for

Aether Systems, Inc.
May 27, 2005

sale of all or substantially all of corporation’s assets); Noddings Investment Group, Inc. v. Capstar Communications, Inc., C.A. No. 16538 (Del. Ch. March 24, 1999) (finding that dividend paid immediately prior to merger was part of “Merger,” as that term was used in warrant agreement governed by New York law for purposes of determining proper adjustment to number of shares for which warrant was exercisable) reh’g denied, (April 16, 1999) (noting that doctrine independent legal significance did not apply to interpretation of contract governed by New York law).

          The doctrine of independent legal significance has been applied in at least one instance involving the substitution of a security that imposed a burden on stockholders for a security on which such a burden could not be imposed. See Edelman v. Phillips Petroleum Co., C.A. No. 7899 (Del. Ch. Feb. 12, 1985). In Edelman, Vice Chancellor Walsh, who later sat on the Delaware Supreme Court, refused to enjoin preliminarily a two-step recapitalization. In the first step, a portion of the corporation’s outstanding shares of common stock was reclassified into shares of redeemable preferred stock. In the second step, the newly issued shares of preferred stock were redeemed for debt of the corporation. At the time, the DGCL provided that only preferred stock could be made subject to redemption. The two-step transaction, in effect, permitted the corporation to redeem the corporation’s common stock. The court applied the doctrine of independent legal significance to the plaintiff’s challenge:

     Plaintiff’s primary claim of illegality is directed to the exchange contemplated by the recapitalization plan which he views as an unauthorized redemption of common stock, not as an exchange of stock for stock as authorized by Section 151(e). Although the exchange under the plan will result in each shareholder receiving a combined debt-equity instrument upon surrender of a pure equity instrument, it does appear that the Phillips exchange is in technical compliance with Delaware statutory law. The terms of the exchange

Aether Systems, Inc.
May 27, 2005

are artfully drawn to accomplish a two-phased transaction . . . Under the doctrine of independent legal significance, this approach appears sustainable. Plaintiff views this device as a form of “sleight of hand” which misleads and manipulates. But the proxy material makes it clear that a two-step transaction is involved which, along with the charter amendment, must receive shareholder approval.

Edelman, slip op. at 19-20 (citation omitted). Cf. In re MAXXAM Group, Inc., C.A. No. 8636, (Del. Ch. April 16, 1987) (approving settlement in connection with merger where consideration to stockholders consisted of redeemable preferred stock in surviving corporation, thereby depriving stockholders of appraisal rights that would have been available if the consideration had been cash).

          Finally, we note that in each of Havender, Shields and Edelman, the Delaware courts favored a literal reading of the corporate statute. In our view, a court faced with a challenge to the enforceability of the Restrictions against those stockholders who did not vote in favor of them would be guided by the following similar principles articulated by the Delaware Court of Chancery:

As a general matter, those who must shape their conduct to conform to the dictates of statutory law should be able to satisfy such requirements by satisfying the literal demands of the law rather than being required to guess about the nature and extent of some broader or different restriction at the risk of an ex post facto determination of error. The utility of a literal approach to statutory construction is particularly apparent in the interpretation of the requirements of our corporation law — where both the statute itself and most transactions governed by it are carefully planned and result from a thoughtful and highly rational process.

     Thus, Delaware courts, when called upon to construe the technical and carefully drafted provisions of our statutory corporation law, do so with a sensitivity to the importance of the predictability of that law. That sensitivity causes our law, in that setting, to reflect an enhanced respect for the literal statutory language. When the task is to construe the meaning of reasonably precise words contained in our corporation statute . . . our preference, generally, must be to accord

Aether Systems, Inc.
May 27, 2005

them their usual and customary meaning to persons familiar with this particular body of law.

Speiser v. Baker, 525 A.2d 1001 (Del. Ch.), appeal denied, 525 A.2d 582 (Del. 1987) (citations omitted).

          Speiser is consistent with the Havender Court’s holding that a transaction that conforms to the requirements of the statute should be honored:

The substantial elements of the merger and consolidation provisions of the General Corporation Law as they now appear have existed from the time of the inception of the law. It is elementary that these provisions are written into every corporate charter. The shareholder has notice that the corporation whose shares he had acquired may be merged with another corporation if the required majority of the shareholders agree. He is informed that the merger agreement may prescribe the terms and conditions of the merger, the mode of carrying it into effect, and the manner of converting the shares of the constituent corporations into the shares of the resulting corporation. A well understood meaning of the word “convert”, is to alter in form, substance or quality. . . . The state has an interest in the corporate structures erected under its authority. Having provided for the merger of corporations, they are not regarded with disfavor. On the contrary, mergers are encouraged to the extent that they tend to conserve and promote corporate interest.

Havender, 11 A.2d at 338.

          The need for certainty in the application of corporate statutes was reemphasized by the Delaware Supreme Court in Stroud v. Grace, 606 A.2d 75, 87 (Del. 1992), where the Court stated: “It is important that there be certainty in the corporation law. We emphasize that the Court of Chancery must act with caution and restraint when ignoring the clear language of the General Corporation Law in favor of other legal or equitable principles.” Id. (citing Staar Surgical Co. v.

Aether Systems, Inc.
May 27, 2005

Waggoner, 588 A.2d 1130, 1137 n.2 (Del. 1991) and Alabama By-Products Corp. v. Neal, 588 A.2d 255, 258 n.1 (Del. 1991)).

*   *   *

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of Holdings.

Very truly yours,
                                        /s/ Morris, Nichols, Arsht & Tunnell LLP